Exhibit 99.1

3D Systems Announces Conversion of All of its Series B Convertible Preferred Stock

VALENCIA, California, June 9, 2006:  3D Systems Corporation (NASDAQ: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, announced that today all of its outstanding shares of Series B Convertible Preferred Stock were converted by their holders into shares of the Company’s Common Stock as of the close of business on June 8, 2006 in connection with its previously announced conditional call for redemption of the preferred stock.

As a result, the Company has issued 2,639,772 shares of its common stock to the holders of the preferred stock (including 23,256 shares of common stock attributable to dividends on the preferred stock that accrued subsequent to May 5, 2006.)

In connection with the conversion, the Company expects to include a total of $1.0 million of dividend expense in its financial statements for the second quarter of 2006 related to dividends on the preferred stock as well as the write-off of unamortized issuance costs related to the preferred stock. For future periods, the Company will no longer be reporting either amortization of these accrued issuance costs or preferred stock dividends, which will eliminate its quarterly dividend expense of approximately $400,000 beginning in the third quarter of 2006.

“We are pleased that our Series B preferred stockholders have converted their shares into Common Stock,” said Abe Reichental, 3D Systems’ president and chief executive officer. “The successful conversion of the Series B preferred stock is another significant step in transforming our business and positioning our company for longer term sustained profitable growth.”

Forward-Looking Statements

Certain statements made in this release are forward-looking statements. These statements include comments as to the Company’s beliefs and expectations as to future events and trends affecting its business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the Company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of financial condition and results of operations, which appear in the Company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems Corporation

3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

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